Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated March 1, 2010, relating to the consolidated financial statements of Marshall & Ilsley Corporation and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
January 31, 2011